Exhibit 99.1

DALLAS, Sep. 3, 2009-- Regency Energy Partners LP (Nasdaq: RGNC), (“Regency” or the “Partnership”), announced today the issuance of $80 million of Series A Convertible Preferred Units to investors led by MTP Energy Management and Harvest Partners. The units were priced at $18.30 per unit, pay a fixed quarterly distribution of $0.445 per unit, and are convertible into common units on a one-for-one basis following a six-month period.

Regency intends to use $63 million of the net proceeds from the offering to purchase an additional 5% ownership interest in the Haynesville Joint Venture from an affiliate of GE Energy Financial Services. Upon closing, Regency’s total ownership interest in the Joint Venture will be 43%, and an affiliate of GE Energy Financial Services will retain a 7% partnership interest. Regency intends to use the balance of the proceeds from the offering to fund ongoing, fee-based growth projects and further strengthen its position in the Haynesville Shale.

“Partnering with MTP Energy and Harvest Partners provides us with a creative and attractive approach to continue executing our growth strategy,” said Byron Kelley, chairman, president and chief executive officer of Regency. “We are increasing our ownership stake in the Haynesville Joint Venture, which enhances our strategic position in one of the most attractive drilling regions in the United States, and increases Regency’s margins derived from fee-based assets.”

“GE’s ability to help Regency finance the Haynesville Expansion Project through our initial investment in the Haynesville Joint Venture and the subsequent drop-down of 5% of our interest in the Haynesville Joint Venture are consistent with Regency’s long-term growth strategy,” added Dan Castagnola, managing director at GE Energy Financial Services and a member of Regency’s Board of Directors.

Neither the Series A Convertible Preferred Units nor the Common Units into which they are convertible have been registered under the Securities Act of 1933, as amended, and they may not be offered or sold in the United States absent a registration statement or exemption from registration. This notice is issued pursuant to Rule 135c under the Securities Act of 1933 and shallnot constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Source: Regency Energy Partners LP

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Regency Energy Partners
Shannon Ming, 214-840-5477
Vice President, Investor Relations &
Corporate Finance Support
IR@regencygas.com

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